Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the use in this Form S-8 Registration Statement of Dynatem, Inc. of our report dated July 16, 2003, relating to the financial statements of Dynatem, Inc. as of May 31, 2003 and each of the years in the two year period then ended, which is incorporated by reference into such Form S-8.

/s/    Squar, Milner, Reehl & Williamson, LLP

Certified Public Accountants

Newport Beach, California

April 30, 2004